UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2020

COCA-COLA CONSOLIDATED, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-9286	56-0950585
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4100 Coca-Cola Plaza Charlotte, NC		28211
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (704) 557-4400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $1.00 Par Value	COKE	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On June 30, 2020, Coca-Cola Consolidated, Inc. (the “Company”) entered into a first amendment to lease agreement (the “Amendment”) with Harrison Limited Partnership One (“HLP”), pursuant to which the Company will continue to lease the Snyder Production Center and an adjacent sales facility in Charlotte, North Carolina (the “Leased Property”). HLP is directly and indirectly owned by trusts of which J. Frank Harrison, III, the Company’s Chairman of the Board of Directors and Chief Executive Officer, and Sue Anne H. Wells, a director of the Company, are trustees and beneficiaries and of which Morgan H. Everett, Vice Chair of the Company’s Board of Directors, is a permissible, discretionary beneficiary.

The Amendment amended and modified that certain lease agreement, dated as of March 23, 2009, between the Company and HLP with respect to the Leased Property (the “Lease”). A copy of the Lease was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 26, 2009. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Lease.

The Amendment extended the term of the Lease (the “Term”) for a period of 15 years from January 1, 2021 through December 31, 2035 (the “Extended Term”), with an option for the Company to further extend the Term for an additional five years (the “Renewal Term”). Under the Amendment, the annual base rent will be approximately $4.5 million for each of the first three years of the Extended Term, which is the current annual base rent under the Lease. For years four through six of the Extended Term, the annual base rent will increase each year as of the anniversary of the Commencement Date by 3% of the annual base rent in effect for the immediately preceding year. For years seven through 15 of the Extended Term and the Renewal Term (if exercised by the Company), the annual base rent will increase each year as of the anniversary of the Commencement Date by an amount equal to the CPI Increase (as defined in the Amendment), with a minimum increase of 2% and a maximum increase of 6% of the annual base rent in effect for the immediately preceding year.

Pursuant to the Lease, the Company is also responsible for all of the Leased Property’s operating expenses, including property taxes, incurred during the Term.

Under the Amendment, the Company may elect to terminate the Lease effective as of January 1, 2033 or any time thereafter prior to the expiration of the Term by providing at least two years’ prior written notice of its election to HLP. In the event of such early termination, the Company would pay a fee at the time of termination in an amount equal to the monthly base rent in effect at the time of termination multiplied by 25% of the total number of full calendar months that otherwise would have remained in the Term following the time of termination.

The Amendment and the transactions contemplated thereby were approved and recommended to the Company’s Board of Directors by a Special Committee of the Board of Directors, consisting solely of disinterested, independent directors, that was formed to consider purchase, lease and other alternatives available to the Company in connection with the scheduled expiration of the Lease. The Amendment and the transactions contemplated thereby were also approved by the Audit Committee of the Company’s Board of Directors.

The foregoing description of the terms and conditions of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description	Incorporated by Reference or Filed/Furnished Herewith

10.1	First Amendment to Lease Agreement, dated as of June 30, 2020, between the Company and Harrison Limited Partnership One.	Filed herewith.

104	Cover Page Interactive Data File – the cover page interactive data file does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.	Filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COCA-COLA CONSOLIDATED, INC.

Date: July 7, 2020	By:	/s/ E. Beauregarde Fisher III
E. Beauregarde Fisher III
Executive Vice President, General Counsel and Secretary